Exhibit 10

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is entered into as of August [•], 2021 by and among (a) Weber Inc., a Delaware corporation (“Pubco”), on the one hand, and (b) BDT Capital Partners I-A Holdings, LLC (Series A), a Delaware limited liability company, and each other person appearing on the signature pages hereto (each person set forth in this clause (b) and any successor to such entity, a “Blocker Equityholder” and, together, the “Blocker Equityholders”), on the other hand.

W I T N E S S E T H:

WHEREAS, Pubco intends to consummate an initial public offering of its Class A common stock (the “IPO”);

WHEREAS, prior to the IPO, Blocker Equityholders own equity interests in BDT WSP Blocker, LLC, a Delaware limited company ("Blocker");

WHEREAS, Weber Merger Sub, LLC, a Delaware limited liability company, shall merge with and into Blocker, with Blocker surviving as a wholly-owned subsidiary of Pubco, and Blocker Equityholders shall become stockholders of Pubco (the "First Merger");

WHEREAS, the Blocker Equityholders hold a portion of Class A common stock, par value $0.001 per share, of Pubco (the “Class A Common Stock”), and desire to sell such portion of Class A Common Stock to Pubco on the terms and conditions set forth herein;

WHEREAS, immediately following the First Merger, Blocker will merge with and into Pubco (the "Second Merger"); and

WHEREAS, following the Second Merger, Pubco desires to purchase the Class A Common Stock on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the premises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the parties agree as follows:

1.       Sale and Purchase of Class A Common Stock. Subject to the terms and conditions hereof, each Blocker Equityholder hereby agrees, severally and not jointly, to sell to Pubco, on the closing date of the option to purchase additional shares granted to the underwriters by Pubco in the IPO and after the Second Merger (the “Closing Date”), and Pubco hereby agrees to purchase from the Blocker Equityholders on the Closing Date, to the extent such option is exercised, the number of Class A Common Stock set forth opposite each Blocker Equityholder’s name on Exhibit A attached hereto at a purchase price per share of Class A Common Stock equal to the Purchase Price (as defined in the underwriting agreement to be entered into by Pubco and the underwriters for the IPO in connection with the IPO). To the extent the underwriters’ option to purchase additional shares in connection with the IPO is exercised, if the exercised amount of the option is less than the full amount, the number of shares to be sold by each Blocker Equityholder shall be reduced pro rata.

2.       Representations and Warranties of the Blocker Equityholders. Each Blocker Equityholder represents and warrants to Pubco that:

(a)       The execution, delivery and performance by the Blocker Equityholder of this Agreement has been duly authorized by all necessary action, and the Blocker Equityholder is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization or incorporation.

(b)       The Blocker Equityholder has the requisite power, authority and legal right to execute and deliver this Agreement, and to consummate the transactions contemplated hereby.

(c)       This Agreement has been (or when executed will be) duly executed and delivered by the Blocker Equityholder and constitutes (assuming due authorization, execution and delivery by the other parties hereto) the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, subject to (a) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (b) general equitable principles (whether considered in a proceeding in equity or at law) and (c) an implied covenant of good faith and fair dealing.

(d)       Neither the execution, delivery and performance by the Blocker Equityholder of this Agreement, nor the consummation by such party of the transactions contemplated hereby, nor compliance by the Blocker Equityholder with the terms and provisions hereof, will, directly or indirectly (with or without notice or lapse of time or both), (i) contravene or conflict with, or result in a breach or termination of, or constitute a default under (or with notice or lapse of time or both, result in the breach or termination of or constitute a default under) the organizational documents of the Blocker Equityholder, (ii) constitute a violation by the Blocker Equityholder of any existing requirement of law applicable to the Blocker Equityholder or any of its properties, rights or assets or (iii) require the consent or approval of any party, except, in the case of clauses (ii) and (iii), as would not reasonably be expected to result in, individually or in the aggregate, a material adverse effect on the ability of the Blocker Equityholder to consummate the transactions contemplated by this Agreement.

3.       Representations and Warranties of Pubco. Pubco represents and warrants to the Blocker Equityholders that:

(a)       Pubco is validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as it is currently being conducted, and the execution, delivery and performance by Pubco of this Agreement has been duly authorized by all necessary action.

(b)       Pubco has the requisite power, authority and legal right to execute and deliver this Agreement, and to consummate the transactions contemplated hereby.

(c)       This Agreement has been (or when executed will be) duly executed and delivered by Pubco and constitutes the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, subject to (a) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (b) general equitable principles (whether considered in a proceeding in equity or at law) and (c) an implied covenant of good faith and fair dealing.

(d)       Neither the execution, delivery and performance by Pubco of this Agreement, nor the consummation by such party of the transactions contemplated hereby, nor compliance by Pubco with the terms and provisions hereof, will, directly or indirectly (with or without notice or lapse of time or both), (i) contravene or conflict with, or result in a breach or termination of, or constitute a default under (or with notice or lapse of time or both, result in the breach or termination of or constitute a default under) the organizational documents of Pubco, (ii) constitute a violation by Pubco of any existing requirement of law applicable to Pubco or any of its properties, rights or assets or (iii) require the consent or approval of any party, except, in the case of clauses (ii) and (iii), as would not reasonably be expected to result in, individually or in the aggregate, a material adverse effect on the ability of Pubco to consummate the transactions contemplated by this Agreement.

4.       General Provisions.

(a)       Withholding. Notwithstanding any other provision of this Agreement, Pubco shall be entitled to deduct and withhold from any amount otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable Law. Amounts so withheld and paid over to the appropriate governmental authority shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect of which such deduction and withholding was made.

(b)       Further Assurances. Each party to this Agreement, at any time and from time to time upon the reasonable request of another party to this Agreement, shall promptly execute and deliver, or cause to be executed and delivered, all such further instruments and take all such further actions as may be reasonably necessary or appropriate to confirm or carry out the purposes and intent of this Agreement.

(c)       Assignment. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

(d)       Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

(e)       Consent to Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in the Borough of Manhattan, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

(f)       WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(g)       Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is found to be invalid or unenforceable in any jurisdiction, i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and ii) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

(h)       Counterparts. This Agreement may be executed (including by facsimile transmission) with counterpart pages or in one or more counterparts, each of which shall be deemed an original and all of which shall, taken together, be considered one and the same agreement, it being understood that both parties need not sign the same counterpart.

(i)       Entire Agreement. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes all prior and contemporaneous agreements and understanding, both oral and written, among the parties hereto with respect to the subject matter hereof.

(j)       Amendment; Waiver. No provision of this Agreement may be amended unless such amendment is approved in writing by the parties hereto. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

(k)       IPO Closing. This Agreement will automatically terminate and be of no force and effect if the IPO is not consummated on or prior to December 31, 2021.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

WEBER INC.

By:
Name:
Title:

BDT Capital Partners I-A Holdings, LLC (Series A)

By:
Name:
Title:

[•]

By:
Name:
Title:

[Signature Page to Securities Purchase Agreement]

Schedule A

See Attached.